EXIBIT 99

                                                                 NEWS RELEASE
                                                                    Contacts:
                                Investor: Patrick Fossenier   1+ 650-378-5353
                              News Media: Gary Frantz         1+ 650-378-5335


     CON-WAY INC. REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS FOR 2007



SAN MATEO, Calif.- January 28, 2008 -- Con-way Inc. (NYSE:CNW) today reported net  income  from continuing operations (after preferred stock dividends) for the fourth quarter  of  2007 of $36.9 million, or 78 cents per diluted share.

The results compared with  fourth-quarter  2006  net  income  from continuing operations (after preferred stock dividends) of $81.8 million,  or  $1.65 per diluted share.



Earnings  from continuing operations in the 2007 fourth quarter were affected by a before-tax  charge  from  business transformation initiatives at Con-way

Freight of $7.7 million (10 cents  per  diluted  share)  for office closures,

relocations  and severance.  Results for the 2006 fourth quarter  included  a net gain of $41.0  million  (82  cents  per  diluted  share) from the sale of

Vector  SCM, LLC, the company's former logistics joint venture  with  General

Motors Corp.



On  a  non-GAAP  basis  (See  Footnote  A),  excluding  the  Con-way  Freight restructuring  charge  in  the 2007 fourth quarter, and the net gain from the

Vector sale in fourth-quarter  2006, the company's quarterly earnings were 88 cents per diluted share compared to 83 cents per diluted share, respectively.



Net income available to common shareholders  in  the  2007 fourth quarter was

$34.5 million, or 73 cents per diluted share. This compares  to previous-year fourth-quarter net income of $82.4 million, or $1.66 per diluted  share.  The

2007  results  included  a  5-cent-per-share  loss  related  to  discontinued

operations  while  the  2006 fourth-quarter net income included a 1-cent-per-

share gain from discontinued operations.



Revenue was $1.20 billion,  an  increase  of  20.2  percent  from last year's fourth-quarter revenue of $1.0 billion. Operating income in the  2007  fourth quarter  was  $70.0 million, down 36.2 percent from $109.8 million earned  in the fourth quarter a year ago.



For  the  full-year   2007,  Con-way  reported  net  income  from  continuing

operations (after preferred  dividends)  of  $146.8  million,  or  $3.06  per diluted  share,  compared with $265.2 million (after preferred dividends), or

$5.09 per diluted  share  in 2006. The before-tax effect of the restructuring charge at Con-way Freight on  2007 full-year results was $13.2 million, or 17 cents per diluted share. The 2006  full-year  results included gains of $47.3 million, or 90 cents per share, from the sale of Vector and Con-way Expedite.



For the full year, on a non-GAAP basis (See Footnote  A),  excluding the 2007

Con-way Freight restructuring charge, and the gains on the sale of Vector and

Con-way  Expedite  in  2006, earnings per diluted share were $3.23,  compared with $4.19, respectively.



Including  the  effect of  discontinued  operations,  net  income  to  common shareholders for  the full-year 2007 was $146.0 million, or $3.04 per diluted share, compared to  net  income  to  common  shareholders  in  2006 of $259.0 million, or $4.98 per diluted share.



Revenues  for  full-year  2007 rose to $4.39 billion from 2006's revenues  of

$4.22 billion, a 3.9 percent  increase.  Operating  income was $264.5 million compared with $401.8 million in 2006.



Commenting  on  the  year's  results, Con-way President and  CEO  Douglas  W.

Stotlar said, "While a challenging  economic environment clearly affected our full-year results, I was encouraged with the improvement in Con-way Freight's year-over-year operating performance for the quarter."



He noted that markets for the company's  less-than-truckload  (LTL) and full-

truckload services are expected to remain highly competitive throughout 2008.

"In  a  difficult economy where opportunities to improve margin are  limited,

operational  execution  becomes critically important," Stotlar said. "We took specific  actions in 2007  to  respond  to  the  market  and  reposition  our businesses.  These  will  continue  into 2008, as will our focus on providing customers  with  reliable, premium-value  LTL  and  truckload  transportation services."



Stotlar also was encouraged  with  the  overall  market  for global logistics services.  "With  its  strategic acquisitions in Asia and expanding  customer base, Menlo Worldwide Logistics  is  poised for solid growth, particularly as multinational businesses increase their  reliance on third-party logistics to enhance global supply chain efficiency. Menlo  has  the  people, technologies and scalable network to fully engage in these opportunities  and increase its market share."



Concluded  Stotlar:  "As  a  result  of  our  acquisitions and transformation initiatives  in  2007,  we  strengthened  our  operations  and  significantly broadened our market footprint. Our people did a  commendable  job in a tough year. Their achievements demonstrate the competitive differentiation  Con-way delivers to customers, and the opportunity for enhanced shareholder value  in

2008 and beyond."



The  effective tax rate for the 2007 fourth quarter was 35.3 percent compared to 21.4 percent in the same period of 2006. The 2006 tax rate was affected by tax benefits  of  $14.8  million (30 cents per diluted share) associated with the utilization of a capital-loss  carryover on the sale of Vector, and other tax benefits and credits, which reduced the 2006 tax provision.



For the full-year 2007, the effective  tax  rate was 36.6 percent compared to

30.6 percent in the prior year. The above-mentioned  tax benefits and credits which lowered the tax rate in the 2006 fourth quarter had a similar effect on the 2006 full-year tax rate.



The company also acquired 1,725,600 common shares for  $89.9  million  during

2007 under its stock buyback program, which expired on June 30, 2007.



Segment results in the 2007 fourth quarter for Con-way's principal operations were as follows:



FREIGHT



For  the  2007  fourth  quarter,  the  company's regional less-than-truckload operations reported:



   * Operating income of $55.2 million,  a  decrease of 10.0 percent from the

     $61.4 million earned in the year-ago period.  The  2007  fourth  quarter included a charge of $7.7 million for costs related to Con-way Freight's business transformation initiatives.



   * Revenues  of  $739.2  million,  a  9.1 percent increase over last year's fourth-quarter revenues of $677.6 million.



   * Tonnage per day handled by Con-way Freight  increased  6.1  percent over the previous-year fourth quarter.



   * Yield  for  Con-way  Freight improved 3.4 percent from the previous-year fourth  quarter.  Excluding  the  fuel  surcharge,  yield  declined  0.4 percent.



   * Con-way Freight recorded  an  operating ratio of 92.6 in the 2007 fourth quarter compared to 90.8 in fourth-quarter 2006.  Excluding the earlier-

     mentioned  business  transformation   costs,   the  2007  fourth-quarter

     operating ratio was 91.6. The 2007 fourth quarter had rebranding expense of $3.0 million compared with rebranding expense  of  less than $200,000 in fourth-quarter 2006.



LOGISTICS



For  the  fourth quarter of 2007, the company's global logistics  and  supply chain management operations reported:



   * Operating  income  of  $5.9  million,  a 24.9 percent decrease from $7.9 million in the fourth quarter of 2006.



   * Revenue of $340.1 million, up 6.7 percent from the previous-year fourth-

     quarter revenue of $318.9 million.



   * Net revenue of $126.1 million, an increase  of  24.2 percent compared to

     $101.5 million in the previous-year fourth quarter.



While  Menlo recorded an increase in net revenue, operating  income  declined due to higher  employee-benefit  costs,  and a $2.0 million increase in self-

insurance expense.



In October 2007, Menlo completed the acquisition  of  Chic  Holdings  Ltd. of

Shanghai,   China,   which   extended   the  company  into  China's  domestic

transportation and logistics management market.   The  company  in  September

2007  completed the acquisition of Singapore-based Cougar Holdings Pte  Ltd.,

increasing its market share and footprint in South Asia and Singapore as well as extending it into new vertical markets.



TRUCKLOAD



Con-way  completed  its  acquisition  of  Contract  Freighters, Inc. (CFI) in

August 2007.  Segment results in the current quarter include those of CFI and of Con-way's previous truckload division, which was merged  into CFI. For the fourth  quarter of 2007, the company's full-truckload transportation  segment reported:



   * Operating  income  of  $8.8  million,  which  included  $2.3  million of residual  costs  related  to  the  former  Memphis operations of Con-way

     Truckload.



   * Revenue  of  $118.4  million,  after  the elimination  of  inter-company revenues.



   * Operating ratio on total revenues (before inter-company eliminations) of

     94.1.  Excluding fuel surcharges and the  operating loss from the former

     Memphis operations, the operating ratio was 90.8.



On January 1, 2008, the company officially changed  the name of its truckload operations from Contract Freighters Inc. to Con-way Truckload.



CON-WAY OTHER



Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced a small gain during the 2007 fourth quarter.



2008 OUTLOOK



The company expects full-year 2008 earnings from continuing  operations to be between  $3.40  and  $3.80  per  diluted  share. The 2008 full-year  earnings guidance is based on an expected average number of diluted shares outstanding of 48.2 million for the year. Con-way's effective  annual tax rate in 2008 is expected to be approximately 38 percent.



INVESTOR CONFERENCE CALL



Con-way will hold a conference call for the investment  community  to discuss its  fourth-quarter  and  full-year 2007 financial results tomorrow, Tuesday,

January 29 at 12:00 p.m. Noon Eastern Standard Time (9:00 a.m. Pacific.)



The call can be accessed by  dialing  (866)  264-3634  or (706) 643-3632 (for

international   callers)   and   is   expected  to  last  approximately   one

hour. Callers are requested to dial in at least five minutes before the start of the call.  The call will also be available  through  a  live  internet web cast at www.con-way.com, in the Investor Relations section. Related financial and  operating  statistics  to be discussed on the conference call will  also available  on the company's web  site  at  www.con-way.com  in  the  Investor

Relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 28965863. The replay will also be available at the same web-casting site providing access to the live call.



About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $4.7 billion freight transportation and logistics services company headquartered in San Mateo, Calif. Named FORTUNE magazine's "Most Admired Company" in transportation and logistics for 2007, Con-way delivers industry-leading services through primary operating companies Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload and full truckload and intermodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 17 countries. For more information about Con-way, visit us on the Web at www.con-way.com.


FORWARD-LOOKING STATEMENTS


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc. (collectively, "CFI"), and related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges and the effect of ongoing litigation alleging that Con-way engaged in price fixing of fuel surcharges in violation of Federal antitrust laws, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the acquisition of CFI and related financing(including integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including the possibility that CFC's multi-employer pension plans may assert claims against Con-way, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in Item 7 of Con-way's 2006 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.




                                 Con-way Inc.
                      Statements of Operating Results
                (Dollars in thousand except per share amounts)

                            Three Months Ended          Twelve Months Ended
                               December 31,                December 31,
                           ---------------------       ----------------------
                            2007           2006         2007           2006
                           --------     --------       ---------    ---------
                             (g)                          (g)

REVENUES

   Freight               $  739,162     677,560        2,904,543    2,852,909
   Logistics (b)            340,094     318,871        1,297,056    1,355,301
   Truckload (c)            118,446       1,871          172,674        7,145
   Other                      2,460         325           13,090        6,123
                         ----------     --------      ----------    ---------
                         $1,200,162     998,627        4,387,363    4,221,478
                         __________     ________      __________    _________


OPERATING INCOME (LOSS)

    Freight (d)          $   55,201      61,363          235,060      321,204
    Logistics                 5,940       7,909           25,599       25,649
    Truckload (c)             8,797      (1,437)           8,803        2,267
    Vector                       -       41,741           (2,699)      52,599
    Other                        92         196           (2,310)         109
                          ---------     --------       ----------    ---------
                             70,030     109,772          264,453       401,828


Other Expense, net           10,222       3,459           21,807         9,519
                          ---------     --------       ----------    ---------

Income before Taxes          59,808     106,313          242,646       392,309
  Income Tax Provision(e)    21,084      22,705           88,871       119,978
                          ---------     --------       ----------    ---------

Income from
 Continuing Operations       38,724      83,608          153,775       272,331
                          ---------     --------       ----------    ---------


Discontinued Operations, net of tax (f)
  Loss from
   Discontinued Operations        -          -                 -        (1,929)
  Gain (Loss) from Disposal  (2,472)        580             (863)       (4,270)
                          ---------     --------       ----------    ---------
                             (2,472)        580             (863)       (6,199)

Net Income                   36,252      84,188          152,912       266,132

  Preferred Stock Dividends   1,788       1,835            6,960         7,154

                          ---------     --------       ----------    ---------
NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS    $   34,464      82,353          145,952       258,978
                         __________     ________       __________    _________


NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE
  TO COMMON SHAREHOLDERS $   36,936      81,773          146,815       265,177
                         __________     ________       __________    _________



Weighted-Average Common Shares Outstanding

  Basic                  45,035,610   46,721,894      45,318,740    48,962,382
  Diluted                47,956,613   49,904,367      48,327,784    52,280,341



Earnings (Loss) Per Common Share

  Basic
    Net Income from
     Continuing Operations   $  0.82      $ 1.75          $ 3.24        $ 5.42
    Loss from Discontinued
     Operations                  -           -               -           (0.04)
    Gain (Loss) from Disposal  (0.05)       0.01           (0.02)        (0.09)
                            ---------     --------       ----------    --------
                             $  0.77      $ 1.76          $ 3.22        $ 5.29
                           __________     ________       __________    ________



 Diluted (a)
    Net Income from
     Continuing Operations   $  0.78      $ 1.65          $ 3.06        $ 5.09
    Loss from Discontinued
     Operations                  -           -               -           (0.03)
    Gain (Loss)
     from Disposal             (0.05)       0.01           (0.02)        (0.08)
                            ---------     --------       ----------    --------
                             $  0.73      $ 1.66          $ 3.04        $ 4.98
                           __________     ________       __________    ________



                    ****************************************************

(a) Diluted earnings per share excluding unusual items
    Net income from continuing operations,
      as reported            $  0.78      $ 1.65          $ 3.06        $ 5.09
    Con-way Freight
      restructuring charges     0.10         -              0.17           -

    Sale of Vector and
      Con-way Expedite           -         (0.82)             -          (0.90)
                            ---------     --------       ----------    --------
                             $  0.88      $ 0.83          $ 3.23        $ 4.19
                           __________     ________       __________    ________
    Diluted earnings per share excluding unusal items is a non-GAAP measure. Con-way includes this measure because it believes that investors are interested in the consolidated comparative results excluding significant unusual items.


(b) Logistics' net revenues

   Revenues              $  340,094       318,871      1,297,056    1,355,301
   Purchased
       Transportation      (213,995)     (217,357)      (851,366)    (963,044)
                          ----------     --------      ----------    ---------
                          $ 126,099       101,514        445,690      392,257
                          __________     ________      __________    _________


(c) Effective August 23, 2007, Con-way acquired Contract Freighters, Inc. and affiliated companies (collectively, "CFI"). Under purchase-method accounting, CFI's operating results are included in Con-way's statements of operating results only for periods subsequent to the acquisition.

(d) In 2007, the three- and twelve-month periods include restructing charges of $7.7 million and $13.2 million, respectively, related to a reorganization initiative at Con-way Freight. In 2006, the twelve-month period includes a $6.2 million gain from the sale of assets of Con-way Expedite.

(e) In 2006, the twelve-month period includes a $7.2 million tax credit from the reversal of accrued taxes following settlement with the IRS of previous tax filings. Also in 2006, the three- and twelve-month periods include benefits from the utilization of capital-loss carryforwards, which offset tax of $2.9 million on the third-quarter sale of Con-way Expedite and $14.8 million on the fourth-quarter sale of Menlo Worldwide's ownership interest in Vector.

(f) Discontinued operations in the periods presented relate to the closure of Con-way Forwarding in June 2006, the shut-down of Emery Worldwide Airlines ("EWA") in 2001, and the spin-off of Consolidated Freightways Corporation ("CFC") in 1996. In 2007, the loss from disposal in the three-month period primarily reflects a $1.9 million net-of-tax loss related to indemnified CFC workers' compensation claims while the twelve-month period primarily reflects CFC claims-related net-of-tax losses of $3.1 million, which were partially offset by a $2.9 million gain from the recovery of prior EWA losses. In 2006, the loss from disposal primarily reflects a $5.1 million second-quarter loss from the closure of Con-way Forwarding while the loss from discontinued operations consists of the pre-closure operating results of Con-way forwarding.

(g) During the fourth quarter of 2007, Con-way identified certain adjustments related to the first quarter of 2007. Con-way has determined that those adjustments were not material to either the first or the fourth quarter. However, for a more accurate presentation, Con-way elected to revise the results of the first quarter of 2007 to reflect those immaterial adjustments, which decreased first-quarter net income from continuing operations by $4.1 million ($0.09 per diluted share). The revisions to the first quarter of 2007 include an increase in employee benefits expense due to amendments to benefit plans for compensated absences, partially offset by associated decreases in incentive compensation and income tax expense.



                                Con-way Inc.
                           Condensed Balance Sheets
                            (Dollars in thousands)


ASSETS                 December 31, 2007          December 31, 2006

Current assets        $      855,478              $      1,090,484
Property, plant
 and equipment, net        1,458,788                     1,117,975
Other assets (a)             703,414                        93,430
                       -------------             ----------------
      Total Assets    $    3,017,680              $      2,301,889




LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities   $      681,492              $        559,802
Long-term debt
 and guarantees              955,722                       557,723
Other long-term
 liabilities and
 deferred credits            471,370                       443,585
Shareholders'
  equity (b)                 909,096                       740,779
                       -------------             ----------------
Total Liabilities and
 Shareholders' Equity  $   3,017,680              $      2,301,889




(a) Under purchase-method accounting,Con-way's consolidated balance sheet at December 31, 2007 includes the estimated fair value of the acquired assets and liabilities of CFI, Cougar and Chic, including goodwill of $526.7 million.

(b) Effective January 1, 2007, Con-way adopted the measurement-date provisions of SFAS 158, "Employers' Accounting for Defined Benefit Pension Plans - an amendment of SFAS 87, 88, 106 and 132R." In connection with the revision of its measurement date to December 31 from November 30, Con-way recorded a $13.0 million net increase to shareholders' equity, consisting of a $15.6 million reduction in the accumulated other comprehensive loss and a $2.6 million decrease to beginning retained earnings.